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Exhibit 10.1

COMMERCIAL LEASE AGREEMENT

        THIS LEASE AGREEMENT (the "Lease") is entered into as of the 25TH day of June, 2002, (the "Effective Date") by and between GREENWOOD COMMUNICATIONS CORPORATION a Georgia corporation ("Landlord") and SMALL TOWN RADIO, INC., a Nevada corporation ("STR").

Background

        Landlord owns and desires to lease to STR, and STR desires to lease and take from Landlord the land described on Exhibit "A" attached hereto and by this reference made a part hereof located in, Lumpkin County, Georgia, together with all rights, privileges, servitudes, and appurtenances belonging to or in any way pertaining thereto (the "Premises").

Agreement

        For and in consideration of the covenants, promises and undertakings herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and STR agree:

        Section 1.    Grant of Lease; Term.    Upon the terms and conditions hereinafter set forth, Landlord does hereby lease, demise and let unto STR, and STR does hereby take from Landlord, the Premises, for a period of three (3) years beginning on the Effective Date (the "Term"), for use by STR and its permitted successors for the purposes specified in Section 2 of this Lease. Possession of the Premises shall be delivered by Landlord to STR on the Effective Date. Notwithstanding the foregoing, STR may terminate this Lease at any time by notice to Landlord without further liability if STR's permits or other approvals required from any governmental authority are canceled, expire, or are withdrawn or terminated, or if Landlord fails to have proper ownership of the Premises, or if STR, for any other reason, in its sole discretion, determines that it will be unable to use the Premises.

        Section 2.    Use of Premises.    The Premises shall be utilized by STR solely as a radio broadcasting facility, including antenna equipment, cable wiring, back up power sources (including generators and fuel storage tanks) related fixtures, and an antenna structure. STR shall at its own expense, obtain any and all governmental licenses and permits necessary to continue such use. STR shall comply with all applicable laws and regulations applicable to such use and occupancy of the Premises.

        Section 3.    Rent.    STR shall pay monthly rent for the Premises in the amount of $200.00. The first rental payment, shall be due on the Effective Date. Succeeding installments shall be due and payable monthly on each monthly anniversary of the Effective Date. All payments of rent shall be mailed or otherwise delivered to Landlord at the address for notices in Section 15 of this Lease, and all checks shall be made payable to Landlord. A LATE CHARGE OF TEN PERCENT (10%) OF THE RENT DUE SHALL BE DUE AND PAYABLE TO LANDLORD IF RENT IS NOT RECEIVED BY THE DUE DATE. Additionally any unpaid rent shall accrue interest at the lesser of eighteen percent (18%) and the maximum amount of interest allowed pursuant to applicable law. STR shall pay all license taxes and other taxes levied for the operation of the business conducted and maintained on the Premises as well as taxes and assessments lawfully levied or assessed against the equipment, furniture, and fixtures and other personal property located on, brought upon or stored upon the Premises.

        Section 4.    Taxes,Utilities and Services.    Landlord shall pay before they become delinquent all taxes lawfully levied or assessed against the Premises. STR shall pay for the cost of all gas, electricity, water, sewer, trash removal, mowing, landscaping, telephone, and all other utilities used in or on the Premises.

        Section 5.    Condition, Repairs and Maintenance.

          (a)  Maintenance by Landlord. None.

          (b)  Maintenance by STR.

            (i)    Premises Accepted. STR acknowledges that it has inspected the Premises to its satisfaction and accepts the Premises in their present condition.

            (ii)  STR Maintenance. STR shall at its sole expense provide general maintenance and repairs of the Premises and shall be responsible for maintenance of the lawn and landscaping.

            (iii)  No Waste or Nuisance. STR shall keep the Premises free from waste or nuisance, reasonable wear and tear excepted.

        Section 6.    Assignment and Subletting.    STR shall have the right to sublease or assign its rights under this Lease without notice to or consent of Landlord.

        Section 7.    Fire and Casualty Damage.    If the Premises should be materially damaged by fire, tornado or other casualty, this Lease shall terminate without further obligation by either party to the other.

        Section 8.    Condemnation.    If, during the Term or any extension hereof, all or any part of the Premises should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain, or should be sold to the condemning authority under threat of condemnation, this Lease shall terminate without further liability by either party to the other.

        Section 9.    Option to Purchase.    Landlord hereby grants and conveys to STR, for and during the Option Period (as defined below), an exclusive option (the "Option") to purchase the Premises upon the terms and conditions hereinafter set forth:

          (a)  Subject to the other provisions of this Section 9, the Option may be exercised by STR at any time during the period commencing on the Effective Date and continuing through and including June 23, 2005, 5:00 p.m. Eastern Time (the "Option Period"). Anything herein to the contrary notwithstanding, STR shall have no right to exercise the Option during the time commencing from the date of an event of default by STR under this Lease and continuing until the default is cured. The period of time within which the Option may be exercised shall not be extended or enlarged by reason of STR's inability to exercise such Option because of said event of default. If STR does not exercise its rights in a timely manner, the Option will be of no further force or effect, and neither Landlord nor STR shall have any further rights or obligations under this Section 9. Anything herein to the contrary notwithstanding, upon the termination of this Lease for any reason prior to expiration of the Option Period, without the Option having been validly exercised, the Option shall terminate and be of no further force or effect, and neither Landlord nor STR shall have any further rights or obligations under this Section 9. STR may exercise the Option only by giving written notice ("STR's Notice") to Landlord of STR's election to exercise the Option. Upon exercise of the Option, this agreement shall constitute the agreement between Landlord and STR for the sale and purchase of the Premises.

          (b)  The total purchase price (the "Purchase Price") of the Premises shall be determined in the following manner: (i)  If the Option is exercised within the first year of the Term, the Purchase Price shall be Two Hundred Three Thousand and No/100 Dollars ($203,000.00); and (ii) if the Option is exercised at any other time, then Henry W. Byrd shall be appointed to determine the fair market value of the Premises; however, if Henry W. Byrd is unavailable or unable to perform such services, then the following shall occur:

            (i)    STR shall appoint, in STR's Notice to Landlord, a disinterested qualified appraiser who shall be a member of the American Institute of Appraisers. Landlord shall appoint, by written notice given to STR ("Landlord's Notice"), a second disinterested qualified appraiser, who shall be a member of the American Institute of Appraisers, within twenty (20) days after STR's Notice is given to Landlord as aforesaid. The two appraisers so appointed shall appoint a third disinterested qualified appraiser, who shall be a member of the American Institute of Appraisers, within twenty (20) days after its appointment. Such third appraiser so appointed shall then furnish Landlord and STR with a written appraisal within thirty (30) days of the last appraiser's appointment, setting forth the appraiser's determination of the fair market value of the Premises. In the event the American Institute of Appraisers is not in existence at the time of exercise of the Option, the appraisers to be appointed hereunder shall be members of a professional real estate appraiser organization comparable in standing to the American Institute of Appraisers.

          (c)  STR shall pay for all of the costs of the appraisal.

          (d)  In the event the Option is exercised, the "Closing" (herein so called), shall take place at the offices of Baker Donelson Bearman & Caldwell, PC, 5 Concourse Parkway, Suite 900, Atlanta, GA 30328 on or before 5:00 p.m. Eastern Time on the 90th day following giving by STR of STR's Notice, and the Closing shall occur, subject to the foregoing, on such date and at such time and place in the State of Georgia as STR may designate by notice to Landlord. The Purchase Price shall be paid at Closing as follows: (i) Five percent (5%) of the Purchase Price shall be paid in cash, by wire transfer or by cashier's or certified check; and (ii) STR shall execute a Promissory Note in the amount of the remaining portion of the Purchase Price with the principal terms of interest only for a period of two (2) years and with a full amortization of principal and interest over an additional eight (8) years at the interest rate of nine (9%) percent per annum in a form acceptable to Landlord (the "Promissory Note"). STR shall also execute a first priority deed to secure debt of the Premises to secure the Promissory Note in a form acceptable to Landlord. Notwithstanding anything to the contrary, in the event this option is assigned or transferred to any third party, other than an affiliate of STR, then the full Purchase Price shall be paid at closing in cash, by wire transfer or by cashier's or certified check.

          (e)  Landlord agrees to convey by limited warranty deed good and marketable title to the Premises (less any portion of the Premises condemned from and after the date hereof), subject to (i) all utility, sewer, access, and drainage easements, and any other easements, covenants, restrictions, reservations, and rights of way as of the date Landlord receives STR's Notice, affecting the Premises, (ii) zoning ordinances affecting the Premises, (iii) ad valorem taxes and assessments not yet due and payable, (iv) such matters as would be disclosed by a current accurate survey and inspection of the Premises, (v) rights of parties in possession of the Premises, and (vi) the standard or printed exclusions and standard or printed exceptions in the form of owner's title policy referenced below. "Good and marketable title" for purposes of this agreement shall mean such title as a title insurance company satisfactory to the parties, and licensed to do business under the laws of the State of Georgia, will insure, at STR's expense, on its standard ALTA title policy, at rates not in excess of the standard published rates then in effect.

          (f)    Landlord shall pay the Georgia Transfer Tax imposed on the conveyance at the time of Closing. STR shall pay the cost of recording said deed and costs of title examination and title insurance premiums, if any. All real estate ad valorem taxes for the year in which Closing occurs shall be prorated as of the date of Closing. If the Closing shall occur before the tax rate is fixed for the year in which the Closing occurs, such taxes shall be apportioned on the basis of the tax rate for the preceding tax year applied to the latest assessed valuation. If such apportionment shall be incorrect based upon the actual tax bill when issued, the party receiving the excess proration shall, upon demand, reimburse the other to correct the malapportionment. The provisions of this paragraph (f) shall survive the Closing.

          (g)  Landlord and STR each represent to the other that they are not represented by and are not presently enlisting the services of a broker or other agent in connection with the Option or the purchase and sale of the Premises. Landlord and STR shall each indemnify and hold harmless the other from and against any and all claims for brokerage commissions, finder's fees or other similar fees and all costs, liability, expense and claims made thereunder or in connection therewith.

          (h)  The Option shall be subordinate to any and all deeds to secure debt, mortgages or other conveyances of, or liens or encumbrances against, the Premises securing any debt whether now existing or hereafter incurred. The terms of this provision shall be self-operative, and no further instrument of subordination shall be required. Upon request of any party in interest, however, STR shall execute promptly such instruments or certificates as may be reasonably required to further evidence the intent of this provision, whether the requirement is that of Landlord or any Mortgagee or other party in interest.

          (i)    The Option shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

          (j)    Time is of the essence hereof.

          (k)  The parties acknowledge that Landlord may wish to enter into a like kind exchange (either simultaneous or deferred) with respect to the Premises (the "Exchange") pursuant to the applicable provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to assign its interest under this Option agreement without STR's consent for the sole purpose of enabling Landlord to effectuate the Exchange, and STR shall cooperate in all reasonable respects with Landlord to effectuate such Exchange.

          (l)    This Section 9 constitutes the entire agreement of the parties hereto with respect to the Option, and no representations, warranties, inducements, promises, or agreements (oral or otherwise) between the parties not embodied herein shall be of any force or effect.

          (m)  This Lease and rents paid pursuant to this Lease are consideration for this Option and Landlord agrees to execute and deliver to STR a Memo of this option for recording in the real estate records where the Premises are located.

        Section 10.    Insurance.    STR shall carry Comprehensive General Liability Insurance with limits of not less than One Million ($1,000,000.00) Dollars per occurrence and One Million ($1,000,000.00) Dollars in the aggregate.

        Section 11.    Default by STR.    The following events shall be deemed to be events of default under this Lease:

          (a)  Failure of STR to pay any installment of the Rent hereunder on the date that same is due and such failure shall continue for a period of ten (10) business days following such due date.

          (b)  Failure of STR to comply with any of its obligations under this Agreement.

        Section 12.    Remedies.    In the event of the occurrence of any event of default listed in Section 11, in addition to any other of its rights, remedies and privileges under Georgia law, the Landlord shall have the right to re-enter the Premises and let them for such price and on such terms as may be immediately obtainable and apply the net amount realized to the payment of the rent due by STR.

        Section 13.    Waiver of Default.    No wavier by the parties hereto of any default or breach of any term, condition or covenants of this Lease shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition, or covenant hereof. No provision of this Lease can be waived except by written instrument executed by the party from which the waiver is required.

        Section 14.    Quiet Enjoyment.    Subject to the terms herein, Landlord represents and covenants that it owns the Premises free and clear of all liens and encumbrances and that it has full right, power, and authority to make this Lease, and that STR, upon payment of the rent and performance of the covenants on STR's part to be performed, shall and may peaceably and quietly have, hold, and enjoy the Premises during the Term and any renewal or extension thereof. Landlord agrees to make reasonable efforts to protect STR from interference or disturbance by other tenants or third persons; however, Landlord shall not be liable for any such interference or disturbance, nor shall STR be released from any of the obligations of this Lease because of such interference or disturbance, unless the prevention or remediation of such interference or disturbance is reasonably possible and Landlord fails to so prevent or remedy.

        Section 15.    Notices.    Any notice or document required or permitted to be delivered hereunder, and payment of rent, may be delivered in person or shall be deemed to be delivered, when deposited in the United States mail, postage prepaid, addressed to the parties at the addresses indicated below, or at such other addresses as may have theretofore been specified by written notice delivered in accordance herewith:

    If to Landlord:

        Greenwood Communications Corporation
        91 Lake Circle
        Dahlonega, GA 30553
        Attention: CEO

    If to STR:

        Small Town Radio, Inc,
        12600 Deerfield Parkway
        Suite 100
        Alpharetta, GA 30004
        Attention: CEO

        Section 16.    STR's Representations, Warranties and Covenants.    The STR hereby represents, warrants and covenants as follows:

          (a)  That upon expiration of the term of this Lease, including any renewal periods thereof, the STR shall peaceably quit and surrender possession of the Premises.

          (b)  STR shall not encumber or subject the interest of the Landlord in the Premises to any mechanic's, materialmen's or other liens of any nature whatsoever, and upon the filing of any such lien, the failure of the STR to have the same removed from the record promptly shall constitute violation of this Lease and entitle Landlord, at its option, to take any legal action elsewhere in this Lease reserved to Landlord.

        Section 17.    Hazardous and Toxic Materials.    Landlord represents that it has no knowledge of any substance, chemical or waste (collectively, "substance") on the Premises that is identified as hazardous, toxic or dangerous in any applicable federal, state or local law or regulation. STR will not introduce or use any such substance on the Premises, other fuel and lubricants for the generator and for power equipment used to maintain the Premises.

        Section 18.    Miscellaneous.

          (a)  Amendments to Lease. No changes in the terms, conditions and covenants contained herein shall be valid unless set forth in writing, executed by both Landlord and STR and attached to this Lease.

          (b)  Entire Agreement. This Lease embodies the entire agreement between Landlord and STR relative to the leasing of the Premises and supersedes all other agreements, including all prior negotiations conducted either in writing or orally. There are no oral or written agreements existing between Landlord or STR relative to the leasing of the Premises that are not expressly set forth herein.

          (c)  Attorney's Fees. If, on account of any breach or default by Landlord or STR of their respective obligations under this Lease, it shall become necessary for the other to employ an attorney to enforce or defend any of its rights or remedies hereunder, and should such party prevail, it shall be entitled to any reasonable attorney's fees and court costs incurred in such connection, the amount of which shall be fixed by the curt and shall be made a part of the judgment rendered.

          (d)  Governing Law. The laws of the State of Georgia shall govern the validity, construction, enforcement and performance of this Lease and all other documents or instruments delivered pursuant hereto.

          (e)  Severability. If any provision in this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Landlord:		STR:
Greenwood Communications Corporation		Small Town Radio, Inc.
By:	/s/ DOUG ROY Doug Roy, Chief Financial Officer	By:	/s/ DANIEL W. HOLLIS Daniel W. Hollis, Chairman and CEO
Attest:		Attest:
By:	/s/ LEE ANN ROY Lee Ann Roy, Secretary	By:	/s/ GERARDO M. BALBONI Gerardo M. Balboni II, Assistant Secretary

QuickLinks

  Exhibit 10.1
COMMERCIAL LEASE AGREEMENT
Background
Agreement